                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (AMENDMENT NO. 1)*

                              MOLDFLOW CORPORATION
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                   608507 10 9
                                 (CUSIP Number)

                                   12/31/2002
             (Date of Event Which Required Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

| |   Rule 13d-1(b)

| |   Rule 13d-1(c)

|X|   Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 608507 10 9                                         PAGE 2 OF 17 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ampersand 1992 Limited Partnership (f/k/a Ampersand Specialty Materials and Chemicals II Limited Partnership)
      04-3157039
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  | |

      Not applicable                                             (b)  | |
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0 shares
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0 shares
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          | |
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 608507 10 9                                         PAGE 3 OF 17 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ampersand 1995 Limited Partnership (f/k/a Ampersand Specialty Materials and Chemicals III Limited Partnership)
      04-3294909
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  | |

      Not applicable                                             (b)  | |
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,014,771 shares
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,014,771 shares
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,014,771 shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          | |
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.2%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 608507 10 9                                         PAGE 4 OF 17 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      AMP-92 Management Company Limited Partnership (f/k/a ASMC-II Management Company Limited Partnership)
      04-3157040
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  | |

      Not applicable                                             (b)  | |
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0 shares
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0 shares
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          | |
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 608507 10 9                                         PAGE 5 OF 17 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      AMP-95 Management Company Limited Partnership (f/k/a ASMC-III Management Company Limited Partnership)
      04-3294905
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  | |

      Not applicable                                             (b)  | |
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,031,282 shares
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,031,282 shares
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,031,282 shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          | |
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.3%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 608507 10 9                                         PAGE 6 OF 17 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      AMP-92 MCLP LLP (f/k/a ASMC-II MCLP LLP)
      04-3341533
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  | |

      Not applicable                                             (b)  | |
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Massachusetts
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0 shares
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0 shares
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          | |
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 608507 10 9                                         PAGE 7 OF 17 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      AMP-95 MCLP LLP (f/k/a ASMC-III MCLP LLP)
      04-0493924
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  | |

      Not applicable                                             (b)  | |
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Massachusetts
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,031,282 shares
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,031,282 shares
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,031,282 shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          | |
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.3%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 608507 10 9                                         PAGE 8 OF 17 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Richard A. Charpie
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  | |

      Not applicable                                             (b)  | |
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           39,293 shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,031,282 shares
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         39,293 shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,031,282 shares
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,070,575 shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |X|
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.7%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 608507 10 9                                         PAGE 9 OF 17 PAGES
---------------------                                         ------------------

ITEM 1(a). NAME OF ISSUER:

      Moldflow Corporation

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      430 Boston Post Road, Wayland MA 01778

ITEM 2(b). NAME OF PERSON FILING:

      Ampersand 1992 Limited Partnership
      Ampersand 1995 Limited Partnership
      AMP-92 Management Company Limited Partnership
      AMP-95 Management Company Limited Partnership
      AMP-92 MCLP LLP
      AMP-95 MCLP LLP
      Richard A. Charpie

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE:

      All filing parties:
      c/o Ampersand Ventures
      55 William Street, Suite 240
      Wellesley, MA 02481-4003

ITEM 2(c). CITIZENSHIP:

      Ampersand 1992 Limited Partnership, AMP-92 Management Company Limited Partnership and AMP-92 MCLP LLP dissolved as of December 31, 2002. Ampersand 1992 Limited Partnership and AMP-92 Management Company Limited Partnership were organized under the laws of the State of Delaware and AMP-92 MCLP LLP was organized under the laws of the Commonwealth of Massachusetts.

      Ampersand 1995 Limited Partnership and AMP-95 Management Company Limited Partnership are organized under the laws of the State of Delaware and AMP-95 MCLP LLP is organized under the laws of the Commonwealth of Massachusetts.

      Richard A. Charpie is a citizen of the United States of America.

                                  SCHEDULE 13G

---------------------                                        -------------------
CUSIP NO. 608507 10 9                                        PAGE 10 OF 17 PAGES
---------------------                                        -------------------

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

      Common Stock, $0.01 par value

ITEM 2(e). CUSIP NUMBER:

      608507 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

      Not applicable.

ITEM 4. OWNERSHIP.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) Amount beneficially owned:

      Ampersand 1995 Limited Partnership owns 1,014,771 shares.

      AMP-95 Management Company Limited Partnership may be attributed with the ownership of 1,014,771 shares held by Ampersand 1995 Limited Partnership and 16,511 shares held by Ampersand 1995 Companion Fund Limited Partnership, of which partnerships it is the General Partner. AMP-95 Management Company Limited Partnership disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

      AMP-95 MCLP LLP may be attributed with the ownership of 1,014,771 shares held by Ampersand 1995 Limited Partnership and 16,511 shares held by Ampersand 1995 Companion Fund Limited Partnership. AMP-95 MCLP LLP is the General Partner of AMP-95 Management Company Limited Partnership, which is the General Partner of Ampersand 1995 Limited Partnership and Ampersand 1995 Companion Fund Limited Partnership. AMP-95 MCLP LLP disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

      Richard A. Charpie may be attributed with the ownership of 1,014,771 shares held by Ampersand 1995 Limited Partnership, 16,511 shares held by Ampersand 1995 Companion Fund Limited Partnership and 16,293 shares held by Ampersand Venture Management LLC. Dr. Charpie is the Managing Partner of AMP-95 MCLP LLP. AMP-95 MCLP LLP is the General Partner of AMP-95 Management Company Limited Partnership, which is the General Partner of Ampersand 1995 Limited Partnership and Ampersand 1995 Companion Fund Limited Partnership. Dr. Charpie is the sole owner of shares of beneficial interest of Ampersand Venture Management Trust, which is the sole member of Ampersand Venture Management LLC. Dr. Charpie is also the owner of 10,000 options awarded to him under the Moldflow Corporation 2000 Stock Option and Incentive Plan, the economic interest of which he has assigned to Ampersand entities. Dr.

                                  SCHEDULE 13G

---------------------                                        -------------------
CUSIP NO. 608507 10 9                                        PAGE 11 OF 17 PAGES
---------------------                                        -------------------

Charpie disclaims beneficial ownership of all of these shares except to the extent of his proportionate pecuniary interest therein.

      Richard A. Charpie owns 23,000 shares directly.

      (b) Percent of class:

      Ampersand 1995 Limited Partnership - 10.2%
      AMP-95 Management Company Limited Partnership - 10.3%
      AMP-95 MCLP LLP - 10.3%
      Richard A. Charpie - 10.7%

The foregoing percentages are calculated based on 9,997,577 shares of Common Stock outstanding as of February 3, 2003 as reported in the issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on February 7, 2003.

      (c) Number of shares as to which such person has:

            (i) Sole power to vote or direct the vote:

      Richard A. Charpie has sole power to vote or direct the vote with respect to 23,000 shares held by him directly as an individual and 16,293 shares held by Ampersand Venture Management LLC. Dr. Charpie is the sole owner of shares of beneficial interest of Ampersand Venture Management Trust, which is the sole member of Ampersand Venture Management LLC.

            (ii) Shared power to vote or direct the vote:

      Ampersand 1995 Limited Partnership shares voting power over 1,014,771 shares.

      AMP-95 Management Company Limited Partnership shares voting power over 1,014,771 shares held by Ampersand 1995 Limited Partnership and 16,511 shares held by Ampersand 1995 Companion Fund Limited Partnership

      AMP-95 MCLP LLP shares voting power over 1,014,771 shares held by Ampersand 1995 Limited Partnership and 16,511 shares held by Ampersand 1995 Companion Fund Limited Partnership

      Richard A. Charpie shares voting power over 1,014,771 shares held by Ampersand 1995 Limited Partnership and 16,511 shares held by Ampersand 1995 Companion Fund Limited Partnership. Dr. Charpie also shares voting power over 10,000 options awarded to him under the Moldflow Corporation 2000 Stock Option and Incentive Plan, the economic interest of which he has assigned to Ampersand entities.

                                  SCHEDULE 13G

---------------------                                        -------------------
CUSIP NO. 608507 10 9                                        PAGE 12 OF 17 PAGES
---------------------                                        -------------------

            (iii) Sole power to dispose or to direct the disposition of:

      Richard A. Charpie has sole power to dispose or direct the disposition of 23,000 shares held by him directly as an individual and 16,293 shares held by Ampersand Venture Management LLC. Dr. Charpie is the sole owner of shares of beneficial interest of Ampersand Venture Management Trust, which is the sole member of Ampersand Venture Management LLC.

            (iv) Shared power to dispose or to direct the disposition of:

      Ampersand 1995 Limited Partnership shares dispositive power over 1,014,771 shares.

      AMP-95 Management Company Limited Partnership shares dispositive power over 1,014,771 shares held by Ampersand 1995 Limited Partnership and 16,511 shares held by Ampersand 1995 Companion Fund Limited Partnership.

      AMP-95 MCLP LLP shares dispositive power over 1,014,771 shares held by Ampersand 1995 Limited Partnership and 16,511 shares held by Ampersand 1995 Companion Fund Limited Partnership.

      Richard A. Charpie shares dispositive power over 1,014,771 shares held by Ampersand 1995 Limited Partnership and 16,511 shares held by Ampersand 1995 Companion Fund Limited Partnership. Dr. Charpie also shares dispositive power over 10,000 options awarded to him under the Moldflow Corporation 2000 Stock Option and Incentive Plan, the economic interest of which he has assigned to Ampersand entities.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.*

      *The previously reported holdings of each of Ampersand 1992 Limited Partnership, AMP-92 Management Company Limited Partnership and AMP-92 MCLP LLP have all been reduced to 0.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      See the response to Item 4 as to the beneficial ownership.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

      Not applicable.

                                  SCHEDULE 13G

---------------------                                        -------------------
CUSIP NO. 608507 10 9                                        PAGE 13 OF 17 PAGES
---------------------                                        -------------------

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

      Not applicable.

ITEM 10. CERTIFICATIONS.

      Not applicable.

                                  SCHEDULE 13G

---------------------                                        -------------------
CUSIP NO. 608507 10 9                                        PAGE 14 OF 17 PAGES
---------------------                                        -------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        AMPERSAND 1992 LIMITED PARTNERSHIP*
                                        By: AMP-92 Management Company Limited
                                        Partnership, its General Partner
                                        By: AMP-92 MCLP LLP, its General Partner

Dated: February 13, 2003                By: /s/ Richard A. Charpie
                                            ------------------------------------
                                            Richard A. Charpie, its Managing
                                            Partner


                                        AMP-92 MANAGEMENT COMPANY LIMITED
                                        PARTNERSHIP*
                                        By: AMP-92 MCLP LLP, its General Partner

Dated: February 13, 2003                By: /s/ Richard A. Charpie
                                            ------------------------------------
                                            Richard A. Charpie, its Managing
                                            Partner


                                        AMP-92 MCLP LLP*

Dated: February 13, 2003                By: /s/ Richard A. Charpie
                                            ------------------------------------
                                            Richard A. Charpie, its Managing
                                            Partner


                                        AMPERSAND 1995 LIMITED PARTNERSHIP
                                        By: AMP-95 Management Company Limited
                                        Partnership, its General Partner
                                        By: AMP-95 MCLP LLP, its General Partner

Dated: February 13, 2003                By: /s/ Richard A. Charpie
                                            ------------------------------------
                                            Richard A. Charpie, its Managing
                                            Partner

                                  SCHEDULE 13G

---------------------                                        -------------------
CUSIP NO. 608507 10 9                                        PAGE 15 OF 17 PAGES
---------------------                                        -------------------

                                        AMP-95 MANAGEMENT COMPANY LIMITED
                                        PARTNERSHIP
                                        By: AMP-95 MCLP LLP, its General Partner

Dated: February 13, 2003                By: /s/ Richard A. Charpie
                                            ------------------------------------
                                            Richard A. Charpie, its Managing
                                            Partner


                                        AMP-95 MCLP LLP

Dated: February 13, 2003                By: /s/ Richard A. Charpie
                                            ------------------------------------
                                            Richard A. Charpie, its Managing
                                            Partner


                                        RICHARD A. CHARPIE

Dated: February 13, 2003                /s/ Richard A. Charpie
                                        ----------------------------------------
                                        Richard A. Charpie

* Each of Ampersand 1992 Limited Partnership, AMP-92 Management Company Limited Partnership and AMP-92 MCLP LLP dissolved as of December 31, 2002. AMP-92 MCLP LLP executes this filing as part of the process of winding up the affairs of each of these entities.

                                  SCHEDULE 13G

---------------------                                        -------------------
CUSIP NO. 608507 10 9                                        PAGE 16 OF 17 PAGES
---------------------                                        -------------------

                                    EXHIBIT 1

                            JOINT FILING AGREEMENT OF
                       AMPERSAND 1992 LIMITED PARTNERSHIP,
                       AMPERSAND 1995 LIMITED PARTNERSHIP,
                 AMP-92 MANAGEMENT COMPANY LIMITED PARTNERSHIP,
                 AMP-95 MANAGEMENT COMPANY LIMITED PARTNERSHIP,
                                AMP-92 MCLP LLP,
                               AMP-95 MCLP LLP AND
                               RICHARD A. CHARPIE

      The undersigned persons agree and consent pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, as of the date set forth below, to the joint filing on their behalf of the Schedule 13G/A to which this
Exhibit is attached, in connection with their beneficial ownership of the common stock of Moldflow Corporation at December 31, 2002 and agree that such statement is filed on behalf of each of them.

AMPERSAND 1992 LIMITED PARTNERSHIP*
By: AMP-92 Management Company Limited Partnership, its General Partner
By: AMP-92 MCLP LLP, its General Partner

By: /s/ Richard A. Charpie
    ----------------------------------------
    Richard A. Charpie, its Managing Partner
    Dated: February 13, 2003


AMP-92 MANAGEMENT COMPANY LIMITED PARTNERSHIP*
By: AMP-92 MCLP LLP, its General Partner

By: /s/ Richard A. Charpie
    ----------------------------------------
    Richard A. Charpie, its Managing Partner
    Dated: February 13, 2003

                                  SCHEDULE 13G

---------------------                                        -------------------
CUSIP NO. 608507 10 9                                        PAGE 17 OF 17 PAGES
---------------------                                        -------------------

AMP-92 MCLP LLP*

By: /s/ Richard A. Charpie
    ----------------------------------------
    Richard A. Charpie, its Managing Partner
    Dated: February 13, 2003


AMPERSAND 1995 LIMITED PARTNERSHIP
By: AMP-95 Management Company Limited Partnership, its General Partner
By: AMP-95 MCLP LLP, its General Partner

By: /s/ Richard A. Charpie
    ----------------------------------------
    Richard A. Charpie, its Managing Partner
    Dated: February 13, 2003


AMP-95 MANAGEMENT COMPANY LIMITED PARTNERSHIP
By: AMP-95 MCLP LLP, its General Partner

By: /s/ Richard A. Charpie
    ----------------------------------------
    Richard A. Charpie, its Managing Partner
    Dated: February 13, 2003


AMP-95 MCLP LLP

By: /s/ Richard A. Charpie
    ----------------------------------------
    Richard A. Charpie
    Dated: February 13, 2003


RICHARD A. CHARPIE

/s/ Richard A. Charpie
--------------------------------------------
Richard A. Charpie
Dated: February 13, 2003

* Each of Ampersand 1992 Limited Partnership, AMP-92 Management Company Limited Partnership and AMP-92 MCLP LLP dissolved as of December 31, 2002. AMP-92 MCLP LLP executes this Joint Filing Agreement as part of the process of winding up the affairs of each of these entities.